Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2.1 OF THIS WARRANT.

COMMON STOCK PURCHASE WARRANT
PROSOMNUS, INC.

Warrant Shares:      [•]

Issue Date:              [•], 2023

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [•] or its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof and on or prior to 5:00 p.m. (New York City time) on September 20, 2028 (the “Termination Date”) but not thereafter, to subscribe for and purchase from ProSomnus, Inc., a Delaware corporation (the “Company”), up to [•] shares (as subject to adjustment hereunder, the “Warrant Shares”) of the Company’s Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Warrant Price, as defined in Section 2.1. This Warrant is one of the warrants to purchase Common Stock (collectively, the “Warrants”) issued pursuant to that certain Securities Purchase Agreement, dated as of September 20, 2023, by and among the Company and the investors referred to therein, as amended from time to time (the “Securities Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement.

1.            Warrants.

1.1            Registration.

1.1.1            Warrant Register. The Company shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Company shall issue and register the Warrants in the names of the respective holders thereof.

1.1.2            Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is then registered in the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of this Warrant represented thereby (notwithstanding any notation of ownership or other writing on any Warrant certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

2.            Terms and Exercise.

2.1            Warrant Price. This Warrant shall entitle the registered holder, subject to the provisions hereof, to purchase from the Company the number of Warrant Shares stated therein, at the price of $1.00 per share, subject to the adjustments provided in Section 3 hereof and in the last sentence of this Section 2.1. The term “Warrant Price” as used in herein refers to the price per share at which the Common Stock may be purchased at the time this Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the Warrants and, provided further, that any such reduction shall be applied consistently to all of the Warrants.

2.2            Duration. This Warrant may be exercised at any point from the time the Company has obtained Stockholder Approval (as defined in the Securities Purchase Agreement) until the Termination Date. The period of time from the date this Warrant will first become exercisable until the expiration of this Warrant shall hereafter be referred to as the “Exercise Period.” If this Warrant is not exercised on or before the Expiration Date, it shall become void, and all rights hereunder shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of this Warrant by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders of the Warrants and, provided further, that any such extension shall be applied consistently to all of the Warrants.

2.3            Exercise.

2.3.1            Payment. Subject to the provisions herein, this Warrant may be exercised by the Holder thereof by surrendering it and by paying in full the Warrant Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a)            in lawful money of the United States, by good certified check or good bank draft payable to the order of the Company or wire transfer;

(b)            in the event of an Automatic Exercise (as defined below) pursuant to Section 5 hereof in which all of the Warrants are exercised on a “cashless basis,” for that number of Warrant Shares equal to the quotient obtained by dividing (i) the product of the number of Warrant Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (ii) the Fair Market Value. Solely for purposes of this Section 2.3.1(b), the “Fair Market Value” shall mean the average reported closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the Determination Date; or

(c)            to the extent the Company is not in compliance with its registration obligations under Section 8 of the Securities Purchase Agreement, by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of Warrant Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (ii) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 2.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date of exercise.

2.3.2            Issuance of Common Stock. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Holder a certificate or certificates, or book entry position, for the number of Warrant Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book entry position, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue Common Stock upon exercise of this Warrant unless the offering or resale of the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to this Warrant, the Holder shall not be entitled to exercise this Warrant for cash and this Warrant may have no value and expire worthless. This Warrant may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful.

2.3.3            Valid Issuance. All Common Stock issued upon the proper exercise of this Warrant in conformity with the terms hereof shall be validly issued, fully paid and nonassessable.

2.3.4            Date of Issuance. Each person in whose name any book entry position or certificate for Common Stock is issued shall for all purposes be deemed to have become the Holder of record of such shares on the date on which the Warrant, or book entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.

3.            Adjustments.

3.1            Stock Dividends; Split Ups. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split up of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of Warrant Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding Common Stock.

3.2            Aggregation of Shares. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Warrant Shares issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding Common Stock.

3.3            Adjustments in Warrant Price. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 3.1 and 3.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter.

3.4            Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Stock (other than a change covered by Section 3.1 or 3.2 hereof or that solely affects the par value of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if the Holder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Common Stock covered by Section 3.1 or 3.2, then such adjustment shall be made pursuant to Sections 3.1, 3.2, 3.3 and this Section 3.4. The provisions of this Section 3.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant. Notwithstanding anything to the contrary herein, in the event of any tender offer for shares of Common Stock, the offeror shall not make any tender offer for the Warrants if the effect of such offer would be to require the Warrants to be accounted for as liabilities under applicable accounting principles.

3.5            Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 3.1, 3.2, 3.3 or 3.4, then, in any such event, the Company shall give written notice to the Holder, at the last address set forth for such Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.6            No Fractional Warrants or Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares upon exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 3, the Holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number of Warrant Shares to be issued to the Holder.

3.7            Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 3 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid a material and adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 3, then, in each such case, the Company shall make a good faith determination as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 3 and, if the Company determines that an adjustment is necessary, the terms of such adjustment. The Company shall then adjust the terms of the Warrants accordingly.

4.            Transfer and Exchange of Warrants.

4.1            Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled.

4.2            Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, either in book entry position or, if applicable, certificated form, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants, or book entry positions, as requested by the Holder, representing an equal aggregate number of Warrants; provided, however, that in the event that this Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange therefor until the Company, based on the advice of counsel, determines that such transfer may be made in compliance with applicable laws. Unless otherwise determined by the Company, based on the advice of counsel, such new Warrants shall bear the same restrictive legends as were on the surrendered Warrants.

4.3            Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange that will result in the issuance of a warrant certificate or book-entry position for a fraction of this Warrant.

4.4            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.            Automatic Exercise. All of the outstanding Warrants shall be exercised automatically, and without any further action by or on behalf of the Holder, on a cashless basis in accordance with Section 2.3.1(b) above (“Automatic Exercise”) in the event that (i) the closing price of the Common Stock equals or exceeds $10.00 per share (subject to adjustment in accordance with Section 3 hereof), on each of twenty (20) trading days within any thirty (30) trading day period commencing on the first day of the Exercise Period and ending the Terminate Date (such 20th trading day, the “Determination Date”), and (ii) there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto or the Holder is then otherwise able to sell the resulting Common Stock without volume restrictions under Rule 144 promulgated under the Securities Act of 1933 (or a successor rule thereto). The date of the Automatic Exercise shall be the first trading day immediately after the Determination Date.

6.            Other Provisions Relating to Rights of Holder.

6.1            No Rights as Stockholder. This Warrant does not entitle the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2            Lost, Stolen, Mutilated, or Destroyed Warrants. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3            Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants (the “Warrant Required Reserve Amount”).

6.4            Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Common Stock.

6.5            No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

7.            Miscellaneous Provisions.

7.1            Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of the Company’s respective successors and assigns.

7.2            Notices. Any notice, statement or demand authorized by this Warrant to be given or made to the Company shall be sufficiently given (i) if by email when the email is sent, (ii) if by hand or overnight delivery, when so delivered, or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is provided in writing by the Company), as follows:

ProSomnus, Inc.

5675 Gibraltar Avenue

Pleasanton, CA

Telephone:      (844) 537-5337

Attention:        Len Liptak

Email:                lliptak@prosomnus.com

And if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

7.3            Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the similar provisions of the Securities Purchase Agreement, which shall apply mutatis mutandis.

7.4            Persons Having Rights under this Warrant. Nothing in this Warrant expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the registered holder hereof, any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the registered holder of this Warrant.

7.5            Electronic Signature. This Warrant may be executed by the Company in an original, facsimile, .pdf signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

7.6            Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

7.7            Amendments. This Warrant may be amended by the Company without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant as the Company may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 2.1 and 2.2, respectively, without the consent of the registered holders.

7.8            Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Company and the registered holder hereof intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.9            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a trading day, then such action may be taken or such right may be exercised on the next succeeding trading day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the first above written.

PROSOMNUS, INC.

By:
Name:
Title:

[Signature Page to Warrant]